Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT
January 24, 2019	BENJAMIN BOCHNOWSKI
(219) 853-7575

NorthWest Indiana Bancorp and Peoples Bank Complete Acquisition
of AJS Bancorp, Inc. and A.J. Smith Federal Savings Bank

Munster, Indiana - NorthWest Indiana Bancorp (OTC Pink: NWIN) (“NWIN”), the parent of Peoples Bank SB (“Peoples Bank”), announced today that it has successfully completed the previously announced acquisition of AJS Bancorp, Inc. (OTC Pink: AJSB) (“AJS Bancorp”) and its wholly-owned federally chartered savings bank subsidiary, A.J. Smith Federal Savings Bank (“A.J. Smith”), of Midlothian, Illinois, in a stock and cash transaction. Simultaneous with the acquisition of AJS Bancorp by NWIN, A.J. Smith merged with and into Peoples Bank.

Under the terms of the merger agreement, stockholders of AJS Bancorp who hold 100 or more shares of AJS Bancorp common stock will receive 0.2030 shares of NWIN’s common stock and $7.20 in cash for each share of AJS Bancorp common stock. Stockholders of AJS Bancorp holding less than 100 shares of AJS Bancorp common stock will receive $16.00 in cash and no stock consideration for each share of AJS Bancorp common stock.

With the completion of the acquisition, NWIN will have approximately $1.2 billion in consolidated assets, $853 million in loans and $1.1 billion in deposits. The acquisition will further expand Peoples Bank’s retail banking network in the South Suburban Chicagoland market, bringing the total number of full-service Banking Centers to 22. The integration of A.J. Smith into the Peoples Bank brand will be completed during the second quarter of 2019.

“As we finalize the merger with A.J. Smith, Peoples Bank continues to fulfill our strategic vision. Our footprint has expanded to better serve the banking needs of South Suburban Chicagoland and Northwest Indiana. Many people commute daily across the state line and, as a community bank, we are uniquely positioned to help our customers be more successful. That is our mission, and we are excited not just about growing, but about better serving our customers and our communities,” said Benjamin Bochnowski, president and chief executive officer.

“Customer service is imperative to the success of any merger, and I look forward to working with Jerry Weberling, chief executive officer at A.J. Smith, to ensure a seamless transition. Key customer-facing A.J. Smith employees will be joining Peoples Bank in order to help maintain the relationships that are essential to community banking. With our joint scale and reach, we feel that the combined organizations will better serve customers and create more value for all of our stakeholders – our shareholders, our employees, our customers, and the communities we serve,” Bochnowski said.

“I am very excited that we are now part of Peoples Bank and believe this partnership will be an excellent one for our customers, employees and communities,” said Jerry A. Weberling, chief executive officer, president, and chief financial officer of AJS Bancorp. “The core values embodied in their mission statement to help customers and communities be more successful are shared by our company and employees. I look forward to the coming enhancements to our product and service offerings and expansion of the banking network and delivery channels in the second quarter of this year.”

NorthWest Indiana Bancorp was advised by Stephens Inc. and Barnes & Thornburg LLP as legal counsel. AJS Bancorp, Inc. was advised by, and received a fairness opinion from, Keefe Bruyette & Woods, Inc., and was advised by Luse Gorman, PC as legal counsel.

About NorthWest Indiana Bancorp
NorthWest Indiana Bancorp is a locally managed and independent bank holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal and business financial services from its 19 locations in Northwest Indiana and South Suburban Chicagoland. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board and the OTC Pink Marketplace under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward-Looking Statements
This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of NWIN. For these statements, NWIN claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about NWIN, including the information in the filings NWIN makes with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: difficulties and delays in integrating NWIN’s and AJS Bancorp’s businesses or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of NWIN’s and AJS Bancorp’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.